FIRST BANKING CENTER, INC.
                              400 Milwaukee Avenue
                           Burlington, Wisconsin 53105

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                 April 20, 1999

The Annual Meeting of Stockholders of First Banking Center, Inc. (the "Corporation") will be held at 1:30 P.M. on April 20, 1999, at First Banking Center, Inc., 400 Milwaukee Avenue, Burlington, for the purposes set forth in the attached Notice of Annual Meeting. The accompanying Proxy is solicited on behalf of the Board of Directors of the Corporation in connection with such meeting or any adjournment(s) thereof. The approximate date on which the Proxy Statement and form of Proxy are expected to be sent to security holders is March 19, 1999.

                       VOTING OF PROXIES AND REVOCABILITY

When the Proxy is properly executed and returned to the Secretary of the Corporation, it will be voted as directed by the Stockholder executing the Proxy unless revoked. If no directions are given, the shares represented by the Proxy will be voted FOR the election of the nominees listed in the Proxy Statement, and FOR Proposals II and III. If additional matters are properly presented, the persons named in the Proxy will have discretion to vote in accordance with their own judgment in such matters. Any person giving a Proxy may revoke it at any time before it is exercised by the execution of another Proxy bearing a later date, or by written notification to the Secretary of the Corporation, Mr. John
S. Smith, Secretary of First Banking Center, Inc., 400 Milwaukee Avenue, Burlington, Wisconsin 53105. Stockholders who are present at the Annual Meeting may revoke their Proxy and vote in person if they so desire.

         VOTING SECURITIES, PERSONS ENTITLED TO VOTE AND VOTES REQUIRED

As of January 20, 1999, there were 1,488,631 shares of Common Stock ($1.00 par value) (the "Common Stock") of the Corporation outstanding. The Board of Directors has fixed March 5, 1999 as the record date and only stockholders whose names appear of record on the books of the Corporation at the close of business on March 5, 1999, will be entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof. A stockholder is entitled to one vote for each share of stock registered in his or her name. A majority of the outstanding Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. The eleven nominees for director who receive the largest number of affirmative votes cast at the Annual Meeting will be elected as directors. Proposals II and III are adopted if the votes cast in favor of the Proposals exceed the votes cast in opposition.

THE COST OF SOLICITATION OF THE PROXIES WILL BE BORNE BY FIRST BANKING CENTER, INC. IN ADDITION TO USE OF THE MAILS, PROXIES MAY BE SOLICITED PERSONALLY BY THE OFFICERS OF FIRST BANKING CENTER, INC., AND BY TELEPHONE.

The complete mailing address of First Banking Center, Inc. is 400 Milwaukee Avenue, P.O. Box 660, Burlington, Wisconsin, 53105.

                         PRINCIPAL HOLDERS OF SECURITIES

As of January 20, 1999, the Trust Department of a wholly owned subsidiary of the Corporation owned in a fiduciary capacity 178,024 shares of Common Stock, constituting 11.9% of the Corporation's outstanding shares entitled to vote. Sole voting and investment power is held with respect to 67,129 of such shares. The only shareholder known to the Corporation to own beneficially more than 5% of the outstanding Common Stock is Mr. Roman Borkovec. Mr. Borkovec's address is 31008 Weiler Road, Burlington, WI 53105. Mr. Borkovec's holdings consist of 57,325 shares held directly; 18,947 shares held in joint tenancy with his wife; and 8,151 shares held by his wife in which shares Mr. Borkovec disclaims voting and investment powers. The total shares owned by Mr. Borkovec and his wife represent 5.67% of the outstanding Common Stock.


                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

It is the recommendation of the Board of Directors that 11 Directors be elected. Unless authority is withheld by your proxy, it is intended that the shares represented by the proxy will be voted FOR the 11 nominees listed below. All listed nominees are incumbent directors. All listed nominees are also directors of First Banking Center, (the "Subsidiary Bank") the wholly owned subsidiary located in Burlington, Wisconsin. If any nominee is unable to serve for any reason, the proxies will be voted for such person as shall be designated by the Board of Directors to replace such nominee. The Board has no reason to expect that any nominee will be unable to serve.

If Proposal II, as described below, is adopted, the Board will be divided into three (3) classes and Directors will be elected to hold office for initial terms of one (1), two (2) or three (3) years in accordance with the classification indicated below and until their successors are elected and qualified. After such terms of one (1), two (2) or three (3) years, as the case may be, each class of Directors will be elected to terms of three (3) years and until their successors are elected and qualified.

If Proposal II is not adopted, each of the eleven nominees will be elected for a one (1) year term expiring in the year 2000 and until their successors are elected and qualified.

                                                                                                                      Director
                                      Name and Background                                                              Since

Nominees for Directors for Term Expiring in 2000
(Class I Directors)
John S. Smith, age 39, has been President and Trust Officer of the Subsidiary Bank, since April 1994. Mr. Smith has been a director of the Subsidiary Bank, since 1992. He was Executive Vice President of the Subsidiary Bank,
    from 1990 to 1994....................................................................................................1992

John M. Ernster, age 49, has been Manager of Business Development for Wisconsin Electric Power Company since 1994 and has held various positions with Wisconsin Electric Power Company since 1972. He has been a director of the
    Subsidiary Bank, since 1991. ........................................................................................1992

Richard McKinney, age 61, was elected Vice Chairman of the Board in November of 1998. He has been President of
    Tobin Drugs, Inc., Burlington, Wisconsin since 1981, President of Amy's Hallmark, Burlington, Wisconsin, since
    1985 and owner of Sue's Hallmark, Lake Geneva, Wisconsin, since 1993. Mr. McKinney has been a director of the
    Subsidiary Bank, since May 1988......................................................................................1988

Keith Blumer, age 50, has been President and owner of Plainview Stock Farms, a cattle and grain farm operation near Albany, Wisconsin since 1979. Mr. Blumer was appointed to the Board in April 1998 and previously served on the Board of First Banking Center - Albany, a subsidiary bank of the Corporation, from 1985 until it was merged with First Banking Center, Burlington in April 1998. ................................................................1998

                                                                                                                      Director
                                      Name and Background                                                              Since

Nominees for Directors for Term Expiring in 2001
(Class II Directors)
David Boilini, age 46, has been President of J. Boilini Farms, a diversified commercial operation involved in the growing of vegetables and grain, as well as the production of mint for the flavoring industry since 1979. Mr.
    Boilini has been a director of the Subsidiary Bank, since February 1993..............................................1993

Thomas Lakin, Jr., age 56, has been President and owner of Finishing and Plating Services, a commercial electroplating job shop located in Kenosha, Wisconsin, since 1980. Mr. Laken was appointed to the Board in
    April of 1998. He has been a director of the Subsidiary Bank, since 1996. ...........................................1998

Patrick Sebranek, age 52, has been owner and editorial director of the Write Source, an educational development house for English textbooks since 1976. Mr. Sebranek has been a director of the Subsidiary Bank since September
    1995. ...............................................................................................................1996

Daniel T. Jacobson, age 41, is a CPA and partner in the firm of Reffue, Pas, Jacobson, & Koster, LLP in Monroe,
    Wisconsin. Mr. Jacobson has been with the accounting firm since 1979. Mr. Jacobson was appointed to the Board in April 1998 and previously served on the Board of First Banking Center - Albany, a subsidiary bank of the
    Corporation, from 1994 until it was merged with First Banking Center, Burlington in April 1998.......................1998

                                                                                                                      Director
                                      Name and Background                                                              Since

Nominees for Directors for Term Expiring in 2002
(Class III Directors)
Brantly Chappell, age 45, was hired as President and CEO of the Corporation in October 1997. At that time he was also appointed to the Board of the Corporation and the Board of the Subsidiary Bank. In April of 1998 Mr.
    Chappell was elected CEO of the Subsidiary Bank. From 1983 to 1997 Mr. Chappell held various senior management positions with Bank One most recently Executive Vice President/Market Manager of Madison Market. ....................1997

Melvin W. Wendt, age 60, was elected Chairman of the Board in November of 1998, he has owned and operated Mel
    Wendt Realty, a real estate brokerage firm, since 1964. Mr. Wendt has also served as Chairman of the Board of the Subsidiary Bank, since November 1998 has been a member of the Subsidiary Bank board since 1989. .................1989

Charles R. Wellington, age 49, has been a partner in the law firm of Kittelsen, Barry, Ross, Wellington, and
    Thompson since 1981. Mr. Wellington previously served on the Board of First Banking Center - Albany, a subsidiary bank of the Corporation, from 1989 until it was merged with First Banking Center, Burlington in
    April 1998. .........................................................................................................1996


Information Regarding Board of Directors and Committees

The Board of Directors of First Banking Center, Inc., held three meetings during the year of 1998.

All Directors attended at least 75% of the meetings of the Board of Directors and committees of which they were a member.

The committee and committee assignments are set forth below. In addition, Directors of the Corporation serve as Directors and committee members of the Corporation's subsidiary.

The Compensation Committee, whose members are Mr. Sebranek, Mr. McKinney and Mr. Laken, met two times during 1998. The committee's duties are to define personnel needs, establish compensation and fringe benefit guidelines, and evaluate senior management performance. The committee makes its recommendations to the full Board for their approval. The Audit Committee, whose members are Mr. Boilini, Mr. Sebranek, Mr. Lakin, and Mr. Jacobson met four times during 1998. The primary function is to verify and evaluate operational systems in the Corporation and to determine that proper accounting and audit procedures are being followed as established by company policies. Additionally, the Audit Committee makes recommendations as to the engagement of independent auditors. The Nominating Committee whose members are Mr. Wendt, Mr. Smith, Mr. Ernster, Mr. Chappell, and Mr. Wellington met once during 1998. The committee is responsible  for the  selection  of  nominees  to the  Board of  Directors.  The
Nominating Committee will consider nominees to the Board submitted by stockholders in writing to the Secretary of First Banking Center, Inc.
                            CERTAIN BENEFICIAL OWNERS


The following table sets forth information as to the beneficial ownership of shares of Common Stock of each director, each nominee for director, and each Named Executive Officer, individually, and all directors and executive officers of the Corporation, as a group. Except as otherwise indicated in the footnotes to the table, each individual has sole investment and voting power with respect to the shares of Common Stock set forth.

                                    .                       Common Stock directly,
Name and Other Position with                              indirectly or beneficially        Percent of
First Banking Center, Inc.                               owned as of January 20, 1999       Outstanding
--------------------------                               ----------------------------       -----------
Brantly Chappell (President & CEO)....................................2,457  (1) (2)            . 17%
John S. Smith (Secretary)............................................15,795  (1)                1.06%
Melvin W. Wendt (Chairman)...........................................11,763  (1)(3)             . 79%
Richard McKinney (Vice Chairman)......................................8,653  (1)(4)             . 58%
Keith Blumer..........................................................1,762  (1)(5)             . 12%
David Boilini........................................................10,512  (1)(6)             . 71%
John M. Ernster.......................................................1,666  (1)(7)             . 11%
Daniel T. Jacobson......................................................900  (1)(8)             . 06%
Thomas Lakin, Jr......................................................2,594  (1)(9)             . 17%
Patrick Sebranek......................................................4,114  (1)(10)            . 28%
Charles R.Wellington..................................................2,500  (1)(11)            . 17%
All directors and named executive officers as a group................62,716                     4.22%

<F1>
(1)......Includes  shares   issuable   pursuant  to  incentive   stock   options exercisable  within  sixty days of January 20, 1999 as follows Mr. Chappell,  667 shares,  Mr. Smith,  3,133 shares,  Mr. Wendt,  300 shares,  Mr. McKinney,  300 shares,
         Mr. Blumer,  300 shares,  Mr. Boilini,  300 shares, Mr. Ernster,  300 shares, Mr. Jacobson,  300 shares, Mr. Lakin, 100 shares, Mr. Sebranek, 200 shares, Mr. Wellington, 200 shares.
<F2>
(2)......Includes 707 shares held directly by Mr.  Chappell and 1,083 shares held by his wife in which Mr. Chappell disclaims voting or investment powers.
<F3>
(3)......Includes 2,325 shares held  directly by Mr. Wendt and 9,138 shares held in joint  tenancy  with his wife in which  shares
         Mr.  Wendt has shared voting and investment powers.
<F4>
(4)......Includes, 3,803 shares held directly by Mr. McKinney, 2,452 shares held in joint tenancy with his wife in which shares
         Mr.  McKinney  shares  voting and  investment  powers, and 2,098 shares held by his wife in which Mr.McKinney disclaims voting or investment powers.
<F5>
(5)......Includes  1,362 shares held  directly by Mr.  Blumer and 100 shares held in joint tenancy with his wife in which Mr. Blumer shares voting and investment powers.
<F6>
(6)......Includes  8,334 shares held directly by Mr. Boilini, and 1,878 shares owned by J. Boilini Farms which Mr. Boilini has shared voting and investment powers.
<F7>
(7)......Includes 1,196 shares held directly by Mr.  Ernster and 170 shares held by his wife in which shares Mr. Ernster disclaims voting or investment powers.
<F8>
(8)......Includes 400 shares held in joint tenancy with his wife in which shares Mr. Jacobson shares voting and investment powers,
         200 shares which Mr. Jacobson holds in custody for his daughter under the Wisconsin Uniform Gift to Minors Act.
<F9>
(9)......Includes 1,552 shares held  directly by Mr. Lakin, 696 shares held in joint tenancy with his wife in which shares Mr. Lakin shares voting and investment powers, and 246 shares held by his wife in which Mr. Lakin disclaims voting or investment powers.
<F10>
(10).....Includes  3,914  shares  held in joint  tenancy  with his wife in which shares Mr. Sebranek shares voting, and investment powers.
<F11>
(11).....Includes of 2,300 shares held directly by Mr. Wellington.

                            COMPENSATION OF DIRECTORS

Fees

Directors of the  Corporation  are paid the following  fees for their  services:
$425.00 per directors meeting, and $75.00 per committee meeting attended. If the Corporation's Board meetings are held in conjunction with the Subsidiary Bank meeting, the fee is $100.00 per meeting attended.

Pension Plan

First Banking Center (the "Bank"), a wholly-owned subsidiary of the Corporation, has entered into pension and death benefit agreements with its directors. Pursuant to the agreement, pension benefits accrue at the rate of $10,000 for each full year a director serves on the board for the first six years of service. Upon completing six full years of service, the director is entitled to ten annual payments of ten thousand dollars each. Payments will commence in January of the year in which the director attains the age of 65 years. Payments under the plan are funded through the purchase of life insurance. The Bank is the owner and beneficiary of such life insurance policies and is responsible for payment of the premium on such policies. Total deferred liability expense for the Directors' pension and death benefit agreements was $56,000, $55,000, and $55,000, respectively, for 1998, 1997, and 1996.

Deferred Compensation Plan

The Bank has also established a deferred compensation plan for its directors pursuant to which a director may have a portion of his/her director's fees deferred. Upon attaining the age of 65 or normal retirement, the Bank will pay monthly benefits for a period of 15 years. The amount of such payment is determined in each case by the amount of fees deferred and length of participation in the deferred compensation plan. Total deferred liability expense was $37,000, $40,000 and $18,000, respectively, for 1998, 1997, and
1996. Deferred directors' fees in each of the respective years were $4,200, $4,200 and $12,000.

Stock Option Plan

For a description of the Stock Option Plan see "EXECUTIVE COMPENSATION Incentive Stock Option Plan."

                                   PROPOSAL II

          Proposal to Amend the Corporation's Articles of Incorporation to Provide for Classification of Directors

On February 24, 1999, the Corporation's Board of Directors unanimously approved and recommended that the shareholders approve the adoption of Proposal II.

Description of Amendment

Proposal II if adopted, will amend Article VII of the Articles in its entirety to divide the Board of Directors into three classes of Directors serving staggered three-year terms after initial terms of one (1), two (2) and three (3) years. Proposal II is discussed in greater detail below.

If Proposal II is adopted by the shareholders, the amendment will become effective at the 1999 Annual Meeting of Shareholders of the Corporation. The full text of Proposal II is attached to this Proxy Statement as Exhibit A. The following summary of Proposal II is qualified in its entirety by reference to Exhibit A.

Proposed Article VII would divide the Board of Directors into three classes and provide that one class would be elected each year. Initially, however, members of all three classes would be elected at the 1999 Annual Meeting. As explained under "Election of Directors," the slate of eleven Directors nominated for election at the 1999 Annual Meeting will be proposed to be elected for three separate classes as follows: four Directors, constituting the "Class I Directors," will be elected for a one-year term expiring at the 2000 Annual Meeting; four Directors, constituting the "Class II Directors," will be elected for a two-year term expiring at the 2001 Annual Meeting; and three Directors, constituting the "Class III Directors," will be elected for a three-year term expiring at the Annual Meeting in the year 2002, If Proposal II is adopted, at each Annual Meeting after the 1999 Annual Meeting, Directors will be elected to serve for a three-year term. At present, all Directors of the Corporation are elected annually to serve one-year terms. The number of Directors to be elected at the 1999 meeting is eleven. The Board of Directors is presently comprised of eleven persons.

The number of Directors is presently established in the Corporation's Bylaws, which provide that the Board of Directors shall consist of no less than 5, nor more than 25 members, except that the Board may, by majority vote, increase the number of Directors. The Board may also fill any vacancies occurring on the Board.

Currently, any Director elected by the Board to fill a vacancy will serve only until the next Annual Meeting of Shareholders. Under proposed Article VII, any Director so elected to fill a vacancy will hold office for the same term as other Directors of the same class, and additional Directors would be apportioned among the three classes to make all classes as nearly equal as possible.

Reasons for and Effects of the Amendment

In recent years, there have been attempts by various individuals and entities to acquire significant minority positions in certain companies with the intent of obtaining actual control of the companies by electing their own slate of Directors, or achieving some other goal, such as the repurchase of their shares at a premium which would not be available to all shareholders. These individuals or groups try to elect a company's entire Board of Directors through a proxy contest or otherwise, even though they do not own a majority of its outstanding shares entitled to vote. Such dissident shareholders frequently disrupt the general business activity of a corporation solely for the purpose of causing it to repurchase their shares at a premium which is not made available to other shareholders, or causing the corporation to engage in a merger or other corporate transaction which may not be in the best interest of all shareholders.

The Board of Directors believes that adoption of Proposal II is advantageous to the Corporation and its shareholders because it will enhance the likelihood of continuity and stability in the composition of the Corporation's Board of Directors and in the policies formulated by the Board. The Board believes that this, in turn, will permit it to represent more effectively the interests of all shareholders in a variety of situations, including in particular, responding to circumstances created by demands or actions by a minority shareholder or group of shareholders. If Proposal II is adopted, the Board believes that it will be in a stronger position to resist the personal demands of a shareholder or group and would be able to act more effectively in the best interests of all shareholders. The Board believes that, if adopted, Proposal II will enable the Board to negotiate more effectively on behalf of, or to seek better alternatives for, all shareholders in a variety of situations that may be presented, whether or not related to attempts to effect a change in the ownership or control of the Corporation.

Because the amendment would delay their ability to obtain control of the Board and the Corporation the amendment set forth in Proposal II would discourage persons or groups from pursuing actions which are not in the interest of all shareholders. If Proposal II is adopted, it will generally take at least two annual meetings of shareholders to elect a majority of Directors. Under the Corporation's Articles and Bylaws as currently in effect, an entity controlling a large block of the Corporation's Capital Stock could possibly replace the entire Board at just one meeting of the Corporation's shareholders.

Disadvantages of the Proposed Amendment

Proposal II is designed to discourage certain hostile attempts to gain immediate control of the Corporation without purchasing all of the outstanding Capital Stock. However, Proposal II would apply to all shareholders, not just shareholders intent on exacting a benefit from the Corporation without regard to the interest of other shareholders. Under Proposal II, shareholders would have to act at two annual meetings in order to change majority control on the Board. Thus, Proposal II would make it impossible to effect an immediate change in the Board. A classified Board could delay shareholders who do not agree with the policies of the Board of Directors from removing a majority of the Board for up to two years.

The Board has no knowledge of any specific current efforts to accumulate the Corporation's Capital Stock or to obtain control of the Corporation by means of merger, tender offer, proxy contest or otherwise.

Conclusion

Because Proposal II limits shareholders authority, it involves certain disadvantages. Nonetheless, the Board believes that the advantages of adopting Proposal II outweigh any disadvantages and that it is prudent and in the best interest of all shareholders to adopt Proposal II. The Board believes that the advantages which will result from the greater assurance of Board continuity and Board review of acquisition proposals will outweigh any disadvantages which may result from discouraging potential acquirers from making an effort to obtain control of the Corporation.

Vote Required for the Adoption of Amendment and Board Recommendation

The amendment to the Articles of Incorporation is approved if the votes cast favoring the amendment exceed the votes cast in opposition to the amendment.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL II. THE PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY TO THE CONTRARY IN THEIR PROXIES OR SPECIFICALLY ABSTAIN FROM VOTING ON THIS MATTER.

If Proposal II is approved by the shareholders, the Corporation will amend its Bylaws to conform the Bylaws with the provisions of the amended Articles.


                             EXECUTIVE COMPENSATION

The following table sets forth information concerning paid or accrued compensation for services to the Corporation and its subsidiary for the fiscal years ended December 31, 1998, 1997 and 1996 earned by or awarded or paid to the persons who were chief executive officer and other executive officers of the Corporation (the "Named Executive Officers") whose salary and bonus exceeded $100,000 during 1998.

                           Summary Compensation Table

============================ =========================================================== =======================================
                                                                                                       Long-Term
                                                 Annual Compensation                                   Compensation
                                                                                                         Awards
============================ =========================================================== =======================================
============================ --------- -------------- ------------- -------------------- -------------------- ==================
                                                                                              Securities
         Name and                          Salary         Bonus            Other              Underlying          All Other
         Principal             Year          ($)           ($)            Annual             Options/SARs           Comp.
         Position                                                        Comp.(1)        (#)
============================ ========= ============== ============= ==================== ==================== ==================
Brantly Chappell,              1998      $165,000                                                 2,000       $14,000(2)
President and CEO              1997      $ 19,000                                                 4,000       $ -0-
                               1996         -0- (3)

John S. Smith                  1998      $101,000        $7,000                                   4,000       $  6,000(4)
Secretary                      1997             (5)
                               1996             (5)

============================ ========= ============== ============= ==================== ==================== ==================

*        Messrs.  Chappell  and Smith also serve in various  capacities  as  directors  and/or  officers of the  Corporation's subsidiary.
<F1>
(1)      Aggregate  amount of other annual  compensation  does not exceed the lesser of $50,000 or 10% of executive  officer's salary and bonus, and therefore no disclosure is made.
<F2>
(2)      Contribution to the Corporation's  Defined  Contribution  (401(k)) Plan of $2,000;  accrued liability with respect to
         Salary Continuation Agreement of $12,000.
<F3>
(3)      Mr.  Chappell  commenced  employment  with  Corporation  in  1997.
<F4>
(4)      Contribution to the Corporation's Defined Contribution (401(k)) Plan of $5,000; accrued liability of $1,000 under the
         Directors'  pension plan of  First  Banking   Center,   the  wholly  owned   subsidiary  of  the Corporation.
<F5>
(5)      No disclosure is made because Mr. Smith did not meet the definition of "Named Executive Officer" in 1997 and 1996.

Employment Agreement and Salary Continuation Agreement

Effective October 6, 1997, the Corporation and Mr. Brantly Chappell entered into an employment agreement (the "Chappell Employment Agreement") pursuant to which Mr. Chappell will serve as President and Chief Executive Officer of the Corporation. The Chappell Employment Agreement has an initial term of two years, and is automatically renewed for an additional year at each anniversary date unless either party gives written notice that no such renewal shall occur.

Under the Chappell Employment Agreement, Mr. Chappell will perform the customary duties of the Chief Executive Officer of the Corporation, as further set forth in the Corporation's Bylaws and as may, from time to time, be determined by the Corporation's Board of Directors. As compensation for such service, the Corporation will pay Mr. Chappell the greater of $165,000 annually or compensation as may be established from time to time during the employment period by the Board of Directors of the Corporation. During the employment period, Mr. Chappell is entitled to participate in such other benefits of employment such as are generally made available to executive officers of the Corporation and its subsidiary.

The Chappell Employment Agreement further provides that on or before December 31, 1997, the Corporation shall grant Mr. Chappell an option to purchase 2,000 shares of the Corporation's common stock, and on or before December 31, 1998, an additional option to purchase 2,000 shares of the Corporation's common stock shall be granted to Mr. Chappell. Both options are granted pursuant to the terms and conditions of the Corporation's 1994 Incentive Stock Plan. The exercise price for each grant is 100% of the market price of the stock on the date of grant.

If the Chappell Employment Agreement is terminated by the Corporation other than for reasons of Mr. Chappell's death, disability or retirement, or without "cause" as defined in the Chappell Employment Agreement; or if Mr. Chappell terminates the Chappell Employment Agreement following a "change in control" as defined in the Chappell Employment Agreement, then Mr. Chappell shall be entitled to receive severance payments equal to $75,000 annually for a period of two years from the termination date. In addition to the aforementioned severance payments, Mr. Chappell will be entitled to fringe benefits for the two-year period during which he is entitled to severance payments.

If Mr. Chappell is terminated due to disability, as defined in the Chappell Employment Agreement, he will be entitled to payment of his salary for one year at the rate in effect at the time notice of termination is given. Such disability payments will be reduced by payments received under any disability plan or Social Security or other governmental compensation program. If termination occurs for any reason other than those enumerated, the Corporation will be obligated to pay the compensation and benefits only through the date of termination.

The Chappell Employment Agreement provides that during the employment period and for one (1) year thereafter, Mr. Chappell shall not engage in any activity which will result in his competing with the Corporation or its subsidiary.

To further the objective of providing continued successful operation of the Corporation and its subsidiary and to provide additional incentive for Mr. Chappell to enter into the Chappell Employment Agreement, the Corporation and
Mr. Chappell have entered into a Salary Continuation Agreement (the "Continuation Agreement") as of October 6, 1997. The Continuation Agreement provides for monthly payments of $5,833.33 upon retirement at age 65 for the remainder of Mr. Chappell's life, with a guarantee of 180 such monthly payments to Mr. Chappell or his beneficiaries.

Upon Mr. Chappell's voluntary termination of employment prior to age 65 for reasons other than death or disability or upon Mr. Chappell's discharge at any
time  "for  cause"  as  defined  in  the  Chappell  Employment  Agreement,   the
Corporation will not be obligated to pay any benefits pursuant to the Continuation Agreement; however, if Mr. Chappell incurs voluntary or involuntary termination of employment prior to age 65 for reasons other that death, disability, or discharge for cause, but on or after a change in control as defined in the Continuation Agreement, Mr. Chappell will be entitled to the benefits payable under the Continuation Agreement.

The benefits provided in the Continuation Agreement will be funded through the purchase of single premium life insurance policies with cash value sufficient to fund the payments required under the Continuation Agreement.

The Board of Directors believes that Mr. Chappell will substantially contribute to the successful and profitable operation of the Corporation and its subsidiary, and such contribution will result in substantial enhancement of shareholder value. For these reasons and to provide management continuity, the Board of Directors has determined that the Chappell Employment Agreement and Continuation Agreement are in the best interest of the Corporation, its subsidiary and its shareholders.


401(k) Profit Sharing Plan

The Corporation has a trusteed 401(k) profit sharing plan covering substantially all employees of the Corporation and its subsidiary. The plan allows for voluntary employee contributions. Total contributions to the 401(k) Plan by the Corporation were $149,000 in 1998, $132,000 in 1997 and $98,000 in 1996.

Incentive Stock Plan

The following table presents information about stock options granted during 1998 to the executive officers named in the Summary Compensation Table.

                           Stock Option Grants in 1998
                                Individual Grants
========================== ------------------------- -------------------------- ------------------------- =========================
                                  Number of              Percent of Total
                                  Securities            Options Granted to
                                  Underlying               Employees in                 Exercise                 Expiration
          Name                    Options(1)              Fiscal Year(1)                  Price                     Date
========================== ========================= ========================== ========================= =========================
Brantly Chappell                     4,000                     8.27%                     $32.50                   11/09/03
John Smith                           4,000                     8.27%                     $32.50                   11/09/03
========================== ========================= ========================== ========================= =========================

<F1>
(1)      All options granted in 1998 were granted under the 1994 Incentive Stock Plan.

The following table presents information concerning stock options exercised during 1998. Also shown is information on unexercised options as of December 31, 1998.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year-End Option Values
====================== ---------------- ---------------- ----------------------------------- ===================================
                                                                                                   Value of Unexercised,
                                                                    Number of                     In-the-Money Options(3)
                            Shares           Value                 Unexercised                           at FY End
       Name                Acquired      Realized(1)(2)         Options at FY End            Exercisable        Unexercisable
                          On Exercise                    Exercisable        Unexercisable
====================== ================ ================ =================================== ===================================
      Brantly
     Chappell                 -0-            -0-                 667               5,333       $3,000                $6,500
                              500          $6,750
       John                                                    3,133               4,967
       Smith                                                                                  $28,000                $8,500
====================== ================ ================ =================================== ===================================

<F1>
(1)     The exercise price for each grant was 100% of the market value of the shares on the date of grant.
<F2>
(2)     Represents market price at date of exercise, less option  price,  times  number of  shares.
<F3>
(3)     For  valuation  purposes,  a December 31, 1998, market price of $32.50.

On August 8, 1994, the Board of Directors of the Corporation adopted the First Banking Center, Inc. 1994 Incentive Stock Plan (the "Plan") which was approved by the shareholders on April 11, 1995.

The Plan  replaced the 1984  Incentive  Stock Plan,  which  terminated in
April 1994. The purpose of the Plan is to advance the interests of the Corporation and its subsidiary by encouraging and providing for the acquisition of an equity interest in the Corporation by key employees and by enabling the Corporation and its subsidiary to attract and retain the services of employees upon whose skills and efforts the success of the Corporation depends. In addition the Plan is designed to promote the best interests of the Corporation and its shareholders by providing a means to attract and retain competent directors who are not employees of the Corporation or of its subsidiary.

Summary Description

The following summary description of the Plan is qualified in its entirety by reference to the full text of the Plan, a copy of which may be obtained upon request directed to the Corporation's Secretary at First Banking Center, Inc., 400 Milwaukee Avenue, Burlington, WI 53105. For recommended changes to the plan please refer to Proposal III below.

The Plan is administered by the Compensation Committee of the Board, consisting of not less than three (3) directors (the "Committee"). The Committee is comprised of directors who are disinterested persons within the meaning of Rule 16b-3 as promulgated by the Securities and Exchange Commission. Subject to the terms of the Plan and applicable law, the Committee has the authority to: establish rules for the administration of the Plan; select the individuals to whom options are granted; determine the numbers of shares of Common Stock to be covered by such options; and take any other action it deems necessary for administration of the Plan.

Participants in the Plan consist of all members of the Board of Directors of the Corporation who are not employees of the Corporation or its subsidiary, and individuals selected by the Committee. Those selected individuals may include any executive officer or employee of the Corporation or its subsidiary and non-employee directors of the subsidiary who, in the opinion of the Committee, contribute to the Corporation's growth and development.

Subject to adjustment for dividends or other distributions, recapitalization, stock splits or similar corporate transactions or events, the total number of shares of Common Stock with respect to which options may be granted pursuant to the Plan is 300,000. The shares of Common Stock to be delivered under the Plan may consist of authorized but unissued stock or treasury stock.

The Committee may grant options to key employees and non-employee directors (other than directors of the Corporation) as determined by the Committee. The Committee has complete discretion in determining the number of options granted to each such grantee. The Committee also determines whether an option is to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code or a nonqualified stock option. Following the first grant of options in December 1994, each non-employee director of the Corporation will automatically be granted a nonqualified stock option to purchase 100 shares of Common Stock in December of each succeeding year.

The exercise price for all options granted pursuant to the Plan is the fair market value of the Common Stock on the date of grant of the option; however, in case of options granted to a person then owning more than 10% of the outstanding Common Stock, the option price will not be less than 110% of the fair market value on such date. The Committee will determine the method and the form of payment of the exercise price. The payment may be in form of cash, Common Stock, other securities or other property having a fair market value equal to the exercise price.

Except for options granted to non-employee directors of the Corporation, options granted pursuant to the Plan expire at such time as the Committee determines at the time of grant, provided that no option may be exercised after the fifth anniversary date of its grant. Options granted to directors of the Corporation expire on the fifth anniversary of the date of grant. Options are exercisable in increments of one-third on the first, second and third anniversaries of the date of grant.

Stock acquired pursuant to the Plan may not be sold or otherwise disposed of within 5 years from the date of exercise, except by gift, bequest or inheritance or in case of participant's disability or retirement. The Corporation also has a "right of first refusal" pursuant to which any shares of Common Stock acquired by exercising an option must first be offered to the Corporation before they may be sold to a third party. The Corporation may then purchase the offered shares on the same terms and conditions (including price) as applied to the potential third-party purchaser.

The Board of Directors of the Corporation may terminate, amend or modify the Plan at any time, provided that no such action of the Board, without approval of the shareholders may: increase the number of shares which may be issued under the Plan; materially increase the cost of the Plan or increase benefits to participants; or change the class of individuals eligible to receive options.

The following is a summary of the principal federal income tax consequences generally applicable to awards under the Plan. The grant of an option is not expected to result in any taxable income for the recipient. The holder of an Incentive Stock Option generally will have no taxable income upon exercising the Incentive Stock Option (except that a liability may arise pursuant to the alternative minimum tax), and the Corporation will not be entitled to a tax deduction when an Incentive Stock Option is exercised. Upon exercising a nonqualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of common stock acquired on the date of exercise over the exercise price, and the Corporation will be entitled at that time to a tax deduction for the same amount. The tax consequences to an optionee upon disposition of shares acquired through the exercise of an option will depend on how long the shares have been held and upon whether such shares were acquired by exercising an Incentive Stock Option or by exercising a nonqualified stock option. Generally, there will be no tax consequences to the Corporation in connection with the disposition of shares acquired under an option.

                        COMPENSATION COMMITTEE REPORT ON

                             EXECUTIVE COMPENSATION

General Policy

The compensation objective of the Corporation and its subsidiary is to link compensation with corporate and individual performance in a manner which will attract and retain competent personnel with leadership qualities. The process gives recognition to the marketplace practices of other banking organizations.

Toward the end of achieving long-term goals of the shareholders, the compensation program ties a significant portion of total compensation to the financial performance of the Corporation in relation to its peer group. The Compensation Committee makes recommendations on the compensation of the Corporation's officers to the Board of Directors. The Compensation Committee's recommendations reflect its assessment of the contributions to the long-term profitability and financial performance made by individual officers. In this connection, the Committee considers, among other things, the type of the officer's responsibilities, the officer's long-term performance and tenure, compensation relative to peer group and the officer's role in ensuring the financial success of the Corporation in the future. Financial performance goals considered by the Committee include earnings per share, return on assets, return on equity, asset quality, growth and expense control.

In addition to measuring performance in light of these financial factors, the Committee considers the subjective judgment of the Chief Executive Officer in evaluating performance and establishing salary, bonus and long-term incentive compensation for individual officers, other than the Chief Executive Officer. The Committee independently evaluates the performance of the Chief Executive Officer, taking into consideration such subjective factors as leadership, innovation and entrepreneurship in addition to the described financial goals.

Base Salary

In determining salaries of officers, the Committee considers surveys and data regarding compensation practices of financial institutions of similar size, adjusted for differences in product lines, nature of geographic market and other relevant factors. The Committee also considers the Chief Executive Officer's assessment of the performance, the nature of the position and the contribution and experience of individual officers (other than the Chief Executive Officer). The Committee independently evaluates the Chief Executive Officer's performance and compares his compensation to peer group data.

Annual Bonuses

Officers and employees of the Corporation and its subsidiary are awarded annual bonuses at the end of each year at the discretion of the Committee. The amount of the bonus, if any, for each officer (other than the Chief Executive Officer) is recommended to the Committee by the Chief Executive Officer based upon his evaluation of the achievement of corporate and individual goals and his assessment of subjective factors such as leadership, innovation and commitment to the corporate advancement. The Corporation's annual incentive bonus is based on meeting specific financial performance targets pursuant to a bonus plan. The plan provides for a range of bonus awards based, among other things, upon return on assets. The minimum target goal for return on assets is 1%, which is required for payment of a bonus.

Chief Executive Officer Compensation

The compensation for the Chief Executive Officer was established at a level which the Committee believed would approximate the compensation of chief executive officers of similar organizations and would reflect prevailing market conditions. The Committee also took into consideration a variety of factors, including the achievement of corporate financial goals and individual goals. The financial goals included increased earnings, return on assets, return on equity and asset quality. No formula assigning weights to particular goals was used, and achievement of other corporate performance goals was considered in general. The Chief Executive Officer was also awarded incentive stock options under the Corporation's Incentive Stock Plan. Based upon its review of the Corporation's performance, the Committee believes that the total compensation awarded to the Chief Executive Officer for 1998 is fair and appropriate under the circumstances.

Stock Options

The Committee administers the 1994 Incentive Stock Plan. Stock options are designed to furnish long-term incentives to the officers of the Corporation to build shareholder value and to provide a link between officer compensation and shareholder interest. The Committee made awards under the Stock Option Plan to the officers of the Corporation and its subsidiary in 1998. Awards were based upon performance, responsibilities and the officer's relative position and ability to contribute to future performance of the Corporation. In determining the size of the option grants (except grants to the Chief Executive Officer), the Committee considered information and evaluations provided by the Chief Executive Officer. The award of option grants to the Chief Executive Officer was based on the overall performance of the Corporation and on the Committee's assessment of the Chief Executive Officer's contribution to the Corporation's performance and his leadership.

The Committee

The Compensation Committee currently has three members. No member of the Committee is an employee or officer of the Corporation or of its subsidiary. None of the Committee members has interlocking relationships as defined by the Securities and Exchange Commission, with the Corporation or its subsidiary. The Committee is aware of the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, on the deductibility of compensation paid to certain senior executives to the extent it exceeds $1 million per executive. The Committee's recommended compensation amounts meet the requirements for deductibility.

The Compensation Committee: Patrick Sebranek, Richard McKinney, Thomas Lakin,Jr.


The following table shows the cumulative total stockholder return on the Company's Common Stock over the last five fiscal years compared to the returns of the Standard & Poor's 500 Stock Index and the NASDAQ Bank Index:

                                PERFORMANCE TABLE

(INSERT PERFORMANCE GRAPH)
                              12/31/93     12/31/94     12/31/95     12/31/96     12/31/97     12/31/98
First Banking Center, Inc.         100          133          149          176          200          232
S&P 500                            100          101          140          171          228          294
NASDAQ Bank Index                  100          100          148          191          318          285

                                  Proposal III

                Proposal to Amend the First Banking Center, Inc.
                            1994 Incentive Stock Plan

Summary of Proposal

     In 1995, the shareholders of the Corporation approved the 1994 Incentive Stock Plan (the "Plan"). A summary description of the Plan is provided under "EXECUTIVE COMPENSATION - Incentive Stock Plan" in this Proxy Statement. On February 24, 1999, the Board of Directors of the Corporation adopted, subject to shareholder approval, four amendments to the Plan. The full text of the amendments is set forth in Exhibit B and the following summary discussion is qualified by reference to Exhibit B.

Proposed Amendment 1:
Section 7.2 of the Plan currently provides for the annual grant to each non-employee director of the Corporation a nonqualified stock option to purchase 100 shares of Common Stock. Such option is automatically granted in December of each year. The option price is equal to the fair market value of the Common Stock on the date of grant.

Under the proposed amendment, beginning in December of 1998, the nonqualified stock option granted would provide for the purchase of 500 shares of Common Stock at an option price equal to the fair market value of the Common Stock on the date of grant. Section 7.2 would also be amended to provide for an expiration date for exercising options of ten years, instead of the present five years.

Proposed Amendment 2:

Section 7.5 of the Plan currently provides that each option shall expire at such time as the Committee shall determine, provided, however, that no option shall be exercisable later than the fifth anniversary date of grant.

Under the proposed amendment, such maximum exercise period would be extended to the tenth anniversary date of its grant. However, options held by a person owning more than 10% of the Common Stock would remain subject to the five-year exercise period.

Proposed Amendment 3:

Section 8 of the Plan currently provides that except upon the occurrence of certain events, Common Stock acquired upon the exercise on an option may not be sold or otherwise disposed of within the five-year period following the date of exercise.

Under the proposed amendment, the period within which the option stock could not be sold would be reduced to the later of two years from the date of grant or one year from the date of exercise of the option.

Proposed Amendment 4:

This amendment provides certain protections to option-holders in the event of a "Change In Control" as defined in proposed Section 17 of the Plan. Section 17 would be added to the existing Plan and would provide for immediate vesting and the ability to immediately exercise in full all options granted but unexercised in the event of change in control of the Corporation.

Under the current provisions of the Plan, and under terms of outstanding option agreements, options are exercisable as to one-third of the shares on the first anniversary date of the date of grant, another one-third on the second anniversary of the date of grant and as to the remaining shares on the third anniversary of the date of grant. Added Section 17 would accelerate such exercise dates and would enable holders of unexercised options to exercise such options immediately upon the occurrence of an event which meets the definition of a "Change In Control" under proposed Section 17 of the Plan.

Reasons for the Amendments:

As to proposed Amendment 1, the board believes that the success of the Corporation depends to a large extent on its continued ability to attract and retain directors with relevant and beneficial experience who are motivated to exert their best efforts on behalf of the Corporation. The Board and management have reviewed the Corporation's current arrangements for compensation of directors and believe that an increase in option awards will promote the long-term success of the Corporation by further aligning the interest of the non-employee directors with the interests of the Corporation and its stockholders.

Proposed Amendments 2 and 3 are designed to eliminate unnecessarily burdensome restrictions on the right of option holders to exercise options and dispose of the option shares when personal financial circumstances would dictate a postponement in exercising options or would make an earlier sale of the option shares advisable. The present requirements regarding exercising of options and sale of option shares detract from the benefits the Plan was intended to provide and are more restrictive than provisions found in the majority of option plans maintained by the Corporation's competitors. The Corporation's Directors believe that implementation of proposed Amendments 2 and 3 will provide further incentives for key employees and non-employee directors to advance the interests of the Corporation and its shareholders.

Proposed Amendment 4 is designed to protect the rights of holders of previously granted options in case of a change in control of the Corporation. Many, if not the majority of the companies with which the Corporation must compete for the services of highly skilled employees and experienced and motivated non-employee directors have provided for the protection of the option holders upon a change in control. The Directors believe that the proposed change in control amendment is appropriate to safeguard the rights of participants in the Plan and carry out the intent and purpose of the Plan.

Voting Requirements and Recommendations:

The amendments of the 1994 Incentive Stock Plan are adopted if the votes cast in favor of the amendments exceed the votes cast in opposition.

The Directors and management of the Corporation have a personal interest in the ratification of the proposed amendments to the 1994 Incentive Stock Plan. Nevertheless, the Board and management believe that the proposed amendments are in the best interests of the Corporation and its shareholders. THEREFORE, THE BOARD OF DIRECTORS AND MANAGEMENT OF THE CORPORATION RECOMMEND THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE PROPOSED AMENDMENTS.


                      ADDITIONAL INFORMATION ON MANAGEMENT

Transactions With Directors and Officers

Certain directors and executive officers of the Corporation, and their related interests had loans outstanding in the aggregate amounts of $1,198,000 and $1,210,000 at December 31, 1998 and 1997, respectively. During 1998, $1,178,000 of new loans were made to directors and executive officers and their interests and repayments made by them totaled $1,190,000. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons and did not involve more than normal risks of collectability or present other unfavorable features. The loans to directors and executive officers and their related business interests at December 31, 1998 represented 3.76% of stockholders equity.

Section 16 Reports

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, the Corporation's directors and executive officers and shareholders holding more than 10% of the outstanding stock of the Corporation (the "insiders") are required to report their initial ownership of stock and any subsequent change in such ownership to the Securities and Exchange Commission and the Corporation (the "16(a) filing requirement"). Specific time deadlines for the 16(a) filing requirements have been established by the Securities and Exchange Commission.

To the Corporation's knowledge, and based solely upon a review of the copies of such reports furnished to the Corporation, all 16(a) filing requirements applicable to Insiders during 1998 were satisfied on a timely basis.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Virchow, Krause & Company, LLP performed a complete audit of First Banking Center, Inc. during 1998 and provided a certified financial statement for the years ended December 31, 1998 and 1997.

Virchow, Krause & Company, LLP also performed a non-audit function for the Corporation consisting of the preparation of the Corporation's 1998 Income Tax returns. No representative of Virchow, Krause & Company, LLP will be present at the Annual Stockholders' Meeting on April 20, 1999. The Board of Directors will engage the services of a public accounting firm to provide a certified financial statement for 1999. The Board will select such accounting firm at its annual Directors Meeting.

                            PROPOSALS BY STOCKHOLDERS

Shareholders' proposals to be presented at the 2000 Annual Stockholders' Meeting must be received by the Corporation at its principal office, 400 Milwaukee Avenue, Burlington, Wisconsin, on or before November 20, 1999.

                                  MISCELLANEOUS

Management does not intend to bring any other matters before the meeting and knows of no matters to be brought before the meeting by others. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment.

A COPY OF THE FIRST BANKING CENTER, INC. ANNUAL REPORT ON FORM 10-K INCLUDING FINANCIAL STATEMENTS AND SCHEDULES FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES EXCHANGE ACT OF 1934 WILL BE MADE AVAILABLE TO STOCKHOLDERS UPON WRITTEN REQUEST AT NO CHARGE. REQUESTS SHOULD BE ADDRESSED TO:
Mr. John S. Smith, Secretary, First Banking Center, Inc., 400 Milwaukee Avenue, P.O. Box 660, Burlington, Wisconsin, 53105.

BY ORDER OF THE BOARD OF DIRECTORS

JOHN S. SMITH, SECRETARY

Burlington, Wisconsin
March 19, 1999